SEPARATION AGREEMENT

                              Nicholas K. Pontikes

         I, Nicholas K. Pontikes, am employed by Comdisco, Inc. ("Comdisco") in Rosemont, Illinois, and have served as President and Chief Executive Officer of Comdisco. I was also elected as a Director of Comdisco on December 11, 1993 and have served as a member of Comdisco's Board of Directors since that date. On December 20, 2000, I resigned as President and Chief Executive Officer of Comdisco. Comdisco and I both agree and promise as follows:

1.0      Resignation Arrangements

         1.1 Resignation: I completed my resignation from my position as President and Chief Executive Officer effective at the close of business on December 20, 2000, and I am no longer an officer of Comdisco. On February 1, 2001, I was re-elected by Comdisco shareholders as a Director of Comdisco, and I intend to remain a Director of Comdisco through my current term ending on or about February 1, 2004. I also completed my resignation from any subsidiaries, affiliates or committees of Comdisco of which I was a director, officer or member at the close of business on December 20, 2000.

         1.2 Comdisco Foundation: I am currently serving as a Director and as President of the Comdisco Foundation, a not-for-profit organization. I agree to continue to serve as a Director of the Foundation, and (subject to my re-election by the Board of Directors of the Foundation) as President of the Foundation. I understand that these positions do not include any compensation. Comdisco will support my re-election by the Foundation's Board of Directors as President of the Foundation.

2.0      Transition Arrangements

         2.1 General: In light of my resignation, I have not been obligated to report to work in my former job at Comdisco since December 20, 2000. On and after December 20, 2000, my attendance at Comdisco's offices shall not be required.

3.0      Payments

         3.1 Comdisco shall pay me an amount equal to 2 1/2 weeks of annualized cash compensation (which includes both my most recent base salary and target bonus) multiplied by 8.5 (which is the number of my years of employment at Comdisco as of December 20, 2000). My most recent annualized base salary and target bonus total $1,200,000, which results in a weekly amount of $23,077. Therefore, Comdisco agrees to pay me $490,386.00, less any payments made to me since December 20, 2000, and less required deductions, on or before May 1, 2001. My Comdisco employment will be considered terminated for all purposes (including, without limitation, my Comdisco fringe benefits and stock options) as of May 1, 2001.

         3.2 Comdisco will pay me $43,975.00 (less required deductions) on or before May 1, 2001. This amount was withheld from my salary during the period from October 1, 2000 through December 20, 2000. I will not participate in the Fiscal 2001 Cash-to-Stock Option Alternative program.

         3.3 Comdisco will pay me $41,850 (less required deductions) on or before May 1, 2001. This is the net payout amount to which I am entitled under the Long Term Performance Unit grant from Comdisco for the period from October 1, 1997 through September 30, 2000. Comdisco and I agree that the unvested portion of Stock Option Grant No. 990822 will be cancelled as of May 1, 2001.

         3.4 Except as specified in this Paragraph 3, I will not be entitled to any other salary, commission, bonus, severance pay, vacation pay, personal time pay, stock options, performance unit pay, expense reimbursement or any other form of compensation in connection with my Comdisco employment through May 1, 2000.

4.0      Return of Comdisco Property

         4.1 Comdisco has installed certain computer equipment and related software in my home that is owned or licensed by Comdisco. I will be permitted to retain and use such equipment and software in my home while I remain a Director of Comdisco, subject to applicable Comdisco policies regarding equipment and software.

         4.2 In connection with my continued services to Comdisco as a Director, I will be permitted to retain certain Comdisco documents and materials that have been provided to me for this purpose. Upon completion of my services to Comdisco as a Director, I agree to return such documents or materials to Comdisco.

5.0      Confidential Information

         5.1 I acknowledge that during my Comdisco employment, I have had access to certain business, financial and other information of Comdisco ("Confidential Information") that must be maintained in strict confidence in order for Comdisco to protect its business and its competitive position in the marketplace. I will not directly or indirectly publish or disclose any Confidential Information to any competitor or other person outside Comdisco, and I will not remove from Comdisco premises or use for my own benefit or otherwise appropriate or copy any Confidential Information, except as otherwise provided herein. This shall apply whether or not I developed the Confidential Information.

6.0      Waiver and Release

         6.1 I confirm that I am aware of my legal rights concerning my Comdisco employment. I acknowledge that these arrangements equal more than those to which I would be entitled under Comdisco's existing policies. I (for myself and my heirs, legal representatives and assigns) hereby waive, and generally release Comdisco (including any Comdisco subsidiary or other affiliated company and any of their respective officers, directors, employees and agents) from, and agree not to sue them for, any claims or causes of action (known or unknown) that I may have against them through the date of this Agreement. This includes, but is not limited to, any claims under any federal, state or local laws dealing with employment or discrimination (e.g. Title VII of the Civil Rights Act of 1964 (as amended) and the Illinois Human Rights Act) and any claims or causes of action for personal injuries (e.g., defamation and wrongful discharge) or breach of contract, relating to my employment and its termination. I confirm that to my knowledge, I have suffered no injuries or occupational diseases in connection with my Comdisco employment that may be compensable under any state worker's compensation laws.

         6.2 The foregoing waiver and release will not extend to: (1) the obligations of Comdisco and myself reflected in this Agreement; (2) any obligations of Comdisco or any related entity, as contained in Comdisco's by-laws, to indemnify me as a current or former officer or director of Comdisco; and (3) any rights that I may have as a current or former officer or director to indemnification under any directors and officers insurance policies, or any errors and omissions insurance policies, that may be maintained by Comdisco or any related entity.

7.0      General

         7.1 By signing below, I acknowledge that I have thoroughly read this Agreement. I understand that this Agreement supersedes any written or oral agreements that may be inconsistent with it. I understand that Comdisco denies any wrongdoing or liability to me. I have been given an opportunity to consult with anyone of my choice (including an attorney) concerning this Agreement. In this regard, Comdisco will pay the reasonable fees and actual out-of-pocket expenses of my legal advisers (not to exceed $25,000) incurred in connection with the negotiation of this Agreement, which amount will be in addition to any payments and benefits described elsewhere in this Agreement.

         7.2 I agree that I have a full understanding of the terms and conditions of this Agreement, and understand that the terms are complete, final and binding upon me and upon Comdisco. Comdisco and I agree that this Agreement will be accepted by Comdisco in Illinois and will be governed by Illinois law. I confirm that I have had adequate time in which to consider this agreement before signing it. Finally, I certify that I am signing this Agreement voluntarily.

         7.3 No amendments to this Agreement may be made except by writing signed by both parties. This Agreement shall have no effect on the continued effectiveness of the Indemnification Agreement dated as of January 25, 2000, between Comdisco and me, nor shall this Agreement affect any rights and benefits afforded to me by Comdisco's certificate of incorporation or by-laws. Notwithstanding this Agreement or any termination of my employment by Comdisco pursuant to this Agreement or otherwise, I shall be entitled to coverage under the directors' and officers' liability coverage maintained by Comdisco, as in effect from time to time, to the same extent as other current or former officers and directors of Comdisco.

         7.4 This Agreement may be signed in single or separate counterparts, each of which shall constitute an original with the same effect as if each of the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

         7.5 Any notice or request specifically provided for or permitted to be given under this Agreement must be in writing. Notice may be served in any manner, including by facsimile or nationally recognized overnight courier service, but shall be deemed delivered and effective as of the time of actual delivery thereof to the addressee. For purposes of notice, the addresses of the parties shall be as follows:

         If to Comdisco, to

                           Comdisco, Inc.
                           6111 North River Road
                           Rosemont, Illinois 60018
                           Attention: General Counsel
                           Telecopier: 847/518-5088

                  If to me, to

                           Nicholas K. Pontikes
                           1230 W. Altgeld
                           Chicago, IL  60614

Each party named above may change its address and that of its representative for notice by the giving of notice thereof in the manner hereinabove provided.

         7.6 The failure of any party to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

         7.7 If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions hereof which can be given effect without the invalid provision, and to this end the provisions of this Agreement are intended to be and shall be deemed severable.

         7.8 The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

         7.9 Each party has cooperated in the preparation of this Agreement. As a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

         7.10 This Agreement is personal to me and may not be assigned by me in any manner to any other person or entity.


SIGNATURE:        _________________________________________________
                                    Nicholas K. Pontikes

DATE SIGNED:      April ____, 2001.

         The undersigned hereby certifies that the above-named person appeared before me, signed this document, and verified that this document was being signed voluntarily.

                                                -------------------------------
                                                               Notary Public

                                              My Commission Expires:____________

ACCEPTED FOR COMDISCO, INC.

BY:      _____________________________________________________
                  C. Keith Hartley
                  Non-Employee Director of Comdisco, Inc.
                  Member, Compensation Committee, Board of Directors

DATE SIGNED:      April ____, 2001.